WM. WRIGLEY JR. COMPANY

EXECUTIVE INCENTIVE COMPENSATION PROGRAM

(As Amended and Restated Effective January 1, 2008)

Incorporated into and adopted under the Wm. Wrigley Jr. Company

1997 Management Incentive Plan, 2007 Management Incentive Plan, and any successor thereto

1. Purpose. This Executive Incentive Compensation Program (the “Program”) is established under the Wm. Wrigley Jr. Company 1997 Management Incentive Plan, 2007 Management Incentive Plan and any successor thereto (the “Management Incentive Plan”), for the purpose of providing incentives to key executives of the Wm. Wrigley Jr. Company (the “Company”) and its Associated Companies to enhance the efficiency and profitability of the Company and its Associated Companies by providing participating executives with an opportunity to earn financial rewards in the form of annual incentive payments if certain annual corporate, business unit and/or personal performance objectives are met.

These rewards are intended to:

(i)	promote initiative and creativity in the achievement of annual corporate and unit goals;

(ii)	encourage the attainment of high performance personal goals;

(iii)	foster effective teamwork; and

(iv)	assist the Company to attract and retain highly skilled managers and competitively reward them with variable performance-measured cash compensation, without inflating base salaries.

2. Definitions.

For purposes of the Program, certain terms used herein shall be defined as follows:

(a) Associated Company. A corporation or other form of business association of which shares (or other ownership interests) having 50% or more of the voting power are owned or controlled, directly or indirectly, by the Company.

(b) Base Salary. The annual base salary each participant actually earns during the Program Year, excluding, without limitation, incentives, bonuses, overtime pay, reimbursement of relocation and other expenses, auto allowances and employee and fringe benefits; provided, however, that the Base Salary of certain executives of non-U.S. Associated Companies may include additional forms of remuneration, including but not limited to a “13th month” pay.

(c) Board. The Board of Directors of the Company.

(d) Code. The Internal Revenue Code of 1986, as amended.

(e) Compensation Committee. The Compensation Committee of the Board.

(f) Executive. An executive of the Company or an Associated Company.

(g) Incentive Award. The incentive compensation award paid to an Executive under the Program.

(h) Participant. An Executive who is eligible for an Incentive Award under the Program.

(i) Program Year. The 12-month period beginning on January 1 of each year.

3. Eligibility. An Executive shall be eligible to participate in the Program for a Program Year only if he or she is employed by the Company or an Associated Company and is notified in writing by the Company or an Associated Company of such Executive’s participation. Those selected to participate will not take part in any similar incentive plan which their particular unit may provide for associates of the Company or an Associated Company.

4. Participation.

The Compensation Committee shall determine the positions and grade levels of the Executives, if any, that shall participate in the Program for a Program Year. The Compensation Committee shall make such determination prior to the beginning of the Program Year, or as soon as practicable thereafter, based upon the recommendations of the senior management of the Company. As soon as reasonably practicable after such determination is made, the Company shall notify Participants in writing of their selection for participation in the Program for such Program Year and of the manner in which their Incentive Awards may be earned.

The Chief Executive Officer (the “CEO”) and other designated officers of the Company shall have the discretion during any Program Year (i) to select additional eligible Executives for participation in the Program, as a result of promotions or otherwise, provided such Executives are employed in the positions and grade levels which the Compensation Committee has designated as eligible to participate in the Program for such Program Year, and (ii) to terminate the participation in the Program of any Executives who, as a result of demotions or otherwise, were previously selected as Participants. In any such case, Incentive Awards for any such Executives may be prorated, based on the portion of the Program Year during which the Executives were Participants. Unless otherwise determined by the CEO or such other designated officer of the Company, a Participant whose employment terminates for any reason prior to December 31 of the Program Year shall not be entitled to receive such Incentive Award; provided, however, that the following Participants shall share proportionately in Incentive Awards based on corporate, unit, and/or personal performance, as described in Section 5(b):

(i) Participants on an approved leave of absence as of December 31 of the

Program Year;

(ii) Participants who retire during the Program Year, with retirement being defined as retirement from the employment of the Company on or after attaining 55 years of age and completing at least five years of employment with the Company or an Associated Company; and

(iii) Beneficiaries of the Company’s noncontributory Group Life Insurance Plan named by Participants who die during the Program Year.

An Executive shall not be entitled to participate in the Program for a Program Year solely because such Executive was selected to participate in the Program for any prior Program Year.

5. Incentive Awards.

(a) Target Award Opportunities.

Each Program Year, the Compensation Committee shall establish Target Award Opportunities (the “Target Award Opportunity”) which will apply to Participants for such Program Year, either individually or by position or grade level. The Target Award Opportunity shall be expressed as a percentage of the Participants’ Base Salary, and, when multiplied by each such Participant’s Base Salary, shall represent the amount of the Incentive Award that such Participant would be entitled to receive if the relevant Performance Objectives, as hereinafter defined, have been attained at designated target performance levels. The Compensation Committee shall have the discretion each Program Year to establish with respect to any Performance Objective a minimum performance level to be attained for such Program Year below which no Incentive Award would be payable hereunder. Achievement of minimum performance will result in a payment at 50% of the Target Award Opportunity. Higher awards up to a maximum of 200% of Target Award Opportunities are earned for truly outstanding and exceptional achievements above target performance levels.

(b) Performance Objectives.

The payment of Incentive Awards to Participants under the Program shall be determined by the extent to which certain performance objectives (the “Performance Objectives”) have been attained with respect to each Program Year. The Compensation Committee shall establish certain Performance Objectives for the Program Year and the manner in which Incentive Awards may be earned for such Program Year. Unless otherwise determined by the Compensation Committee, performance shall be measured on the basis of the following three (3) categories of Performance Objectives:

(i)	Corporate Performance Objectives;

(ii)	Business Unit Performance Objectives; and

(iii)	Personal Performance Objectives.

The Compensation Committee shall specify the relative weight to be attributed to each such category with respect to each position or grade of Participants.

The Corporate Performance Objectives for each Program Year shall be established by the Compensation Committee, taking into account the recommendations of the CEO and, unless otherwise determined by the Compensation Committee with respect to any Program Year, shall consist of one or more of the performance goals set forth in Section 9.2 of the Management Incentive Plan, and shall include target, minimum, and outstanding levels of performance where appropriate. The Compensation Committee shall specify the relative weight to be attributed to each such Corporate Performance Objective in determining the combined achievement of Performance Objectives within the Corporate Performance Objective category.

The Business Unit Performance Objectives shall be established for each Program Year (i) by the Compensation Committee with respect to Incentive Awards granted to the CEO and other members of the Executive Leadership Team and (ii) by the CEO and other designated officers of the Company with respect to Incentive Awards granted to executives other than the CEO and members of the Executive Leadership Team. Such Business Unit Performance Objectives shall consist of one or more of the performance goals set forth in Section 9.2 of the Management Incentive Plan, and must include target, minimum, and outstanding levels of performance. The Compensation Committee or the CEO or other designated officers, as the case may be, shall specify the relative weight to be attributed to each such Business Unit Performance Objective in determining the combined achievement of Performance Objectives within the Business Unit Performance Objective category.

The Personal Performance Objectives shall be established for each Program Year (i) by the Compensation Committee with respect to Incentive Awards granted to the CEO and other members of the Executive Leadership Team and (ii) by the CEO and other designated officers of the Company with respect to Incentive Awards granted to executives other than the CEO and members of the Executive Leadership Team. The Compensation Committee or the CEO or other designated officers, as the case may be, shall specify the relative weight to be attributed to each such Personal Performance Objective in determining the combined achievement of Performance Objectives within the Personal Performance Objective category.

The amount of an Incentive Award shall be based on the extent to which the actual level of performance for each individual Performance Objective meets a specified target level of performance. The Compensation Committee or the CEO or other designated officers of the Company, as the case may be, shall establish a range of performance levels that will be considered in determining the extent to which the target level of performance is satisfied. Actual levels of performance that are less than 30% of the specified target level of performance within such range shall be deemed to have been satisfied at 0%, and actual levels of performance that are in excess of 200% of the specified target level of performance within such range shall be deemed to have satisfied at 200%. Subject to such limitations, the actual level of performance with respect to each individual Performance Objective within a Performance Objective category (Corporate, Business Unit or Personal), expressed as a percentage of the target level of performance, shall be multiplied by the weight attributed to such individual Performance Objective to determine the weighted level of performance for that individual Performance Objective (the “Weighted Level of Performance”). If the sum of the Weighted Levels of

Performance for a Performance Objective category is at least 50%, then such sum shall be multiplied by the weight attributed to such Performance Objective category to determine the weighted level of performance for that category (the “Weighted Category Level of Performance”). If the sum of the Weighted Levels of Performance for a Performance Objective category is less than 50%, then the Weighted Category Level of Performance for such category shall be 0%. The sum of the Weighted Category Levels of Performance shall be multiplied by a Participant’s Target Award Opportunity to determine the amount of the Incentive Award, expressed as a percentage of such Participant’s Base Salary.

(c) Evaluation of Performance. As soon as practicable following the end of each Program Year, the Compensation Committee, after taking into account evaluations and recommendations of the CEO and other designated officers of the Company, shall evaluate the extent to which the Corporate Performance Objectives have been met for the Program Year. The extent to which all Business Unit and Personal Performance Objectives have been satisfied for a Program Year shall be determined (i) by the Compensation Committee with respect to Incentive Awards payable to the CEO and other members of the Executive Leadership Team and (ii) by the CEO and other designated officers of the Company with respect to Incentive Awards payable to executives other than the CEO and members of the Executive Leadership Team. The Compensation Committee may, in its sole discretion, adjust such Performance Objectives on account of any extraordinary changes which occur during the Program Year, such as changes in accounting practices or the law.

(d) Payment of Incentive Awards. Incentive Awards shall be payable to Participants within the 2 1/2 month period following the Program Year for which payment is being made, except to the extent a Participant defers an Incentive Award to a later date pursuant to the terms of the Company’s Executive Compensation Deferral Program. Unless otherwise determined by the Compensation Committee, all Incentive Awards shall be paid in cash.

In all cases the Compensation Committee shall have the sole and absolute discretion to reduce the amount of any payment under any Incentive Award that would otherwise be made to any Participant or to decide that no payment shall be made. Except for Incentive Awards intended to constitute qualified performance-based compensation for purposes of section 162(m) of the Code, the Compensation Committee shall have the sole and absolute discretion to increase the amount of any payment under any Incentive Award that would otherwise be made to any Participant.

(e) Awards Subject to 162(m) of the Code. Notwithstanding any other provision of this Program, Incentive Awards granted to Executives who are, or are reasonably expected to be, Covered Employees, as defined in section 162(m) of the Code, shall be subject to the terms and limitations set forth in Article IX of the Management Incentive Plan and to such other restrictions as are deemed appropriate to comply with the exemption applicable to qualified performance-based compensation under section 162(m) of the Code.

6. Change In Employment Position.

Unless otherwise determined by the Compensation Committee, the Incentive Award for a Participant who changes his or her employment position within the Company during a Program Year may be determined by prorating the Target Award Opportunity and/or the Incentive Award pertaining to each of the Participant’s positions on the basis of the portion of the Program Year spent in each position.

7. Administration.

The Program shall be administered by the Compensation Committee, which shall have full power and authority to interpret, construe and administer the Program in accordance with the provisions herein set forth. The Compensation Committee’s interpretation and construction hereof, and actions hereunder, or the amount or recipient of the payments to be made herefrom, shall be binding and conclusive on all persons for all purposes. The Compensation Committee may delegate to any corporation, committee or individual, regardless of whether the individual is an associate of the Company or an Associated Company, any administrative duties necessary to implement the Program. The expenses of administering the Program shall be paid by the Company and each Associated Company and shall not be charged against the Program.

8. Amendment or Termination. The Program may be amended or terminated at any time and for any reason by the Compensation Committee. The Compensation Committee may, in its sole discretion, reduce or eliminate an Incentive Award to any Participant at any time and for any reason. The Program is specifically designed to guide the Company in granting Incentive Awards and shall not create any contractual right of any associate to any Incentive Award prior to the payment of such award.

9. Nontransferability. No Incentive Award payable hereunder, nor any right to receive any future Incentive Award hereunder, may be assigned alienated, sold, transferred, anticipated, pledged, encumbered, or subjected to any charge or legal process, and if any such attempt is made, or a person eligible for any Incentive Award hereunder becomes bankrupt, the Incentive Award under the Program which would otherwise be payable with respect to such person may be terminated by the Compensation Committee which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such award that it deems appropriate.

10. Income Tax Withholding/Rights of Offset. The Company shall have the right to deduct and withhold from all Incentive Awards all federal, state and local taxes as may be required by law. In addition to the foregoing, the Company shall have the right to set off against the amount of any Incentive Award which would otherwise be payable hereunder, the amount of any debt, judgment, claim, expense or other obligation owed at such time by the Participant to the Company or any Associated Company.

11. Claim To Incentive Awards and Employment Rights. Nothing in this Program shall require the Company or any Associated Company to segregate or set aside any funds or other property for purposes of paying all or any portion of an Incentive Award hereunder. No Participant shall have any right, title or interest in or to any Incentive Award hereunder prior to the actual payment thereof, nor to any property of the Company or any Associated Company. Neither the adoption of the Program nor the continued operation thereof shall confer upon any associate any right to continue in the employ of the Company or any

Associated Company or shall in any way affect the right and power of the Company or any Associated Company to dismiss or otherwise terminate the employment of any associate at any time for any reason, with or without cause.

12. Construction. Titles and headings of sections in the Program are for convenience of reference only, and in the event of any conflict, the text of the Program, rather than such titles or headings, shall control.

13. Governing Law. All questions pertaining to the construction, validity and effect of the Program shall be determined in accordance with the laws of the State of Delaware.